Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARAMARK Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-143232 and 333-143233) on Form S-8 of ARAMARK Corporation and subsidiaries of our report dated December 16, 2010, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of October 1, 2010 and October 2, 2009, and the related consolidated statements of operations, cash flows and shareholder’s equity for the fiscal years ended October 1, 2010, October 2, 2009 and October 3, 2008 and the related financial statement schedule, which report appears in the October 1, 2010, annual report on Form 10-K of ARAMARK Corporation.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 16, 2010